Exhibit 99.1

Zoran Corporation:
Karl Schneider	Bonnie McBride (Investors)
Chief Financial Officer	(323) 466-0960
(408) 523-6500	bonnie@mcbridegrp.com
ir@zoran.com

Company Web Site:
www.zoran.com

ZORAN CORPORATION REPORTS SELECTED RESULTS FOR ITS FOURTH
QUARTER AND YEAR END 2006

Company will release complete financial results upon completion of a review of its historical stock option practices

SUNNYVALE, Calif. (February 1, 2007) — Zoran Corporation (Nasdaq GS: ZRAN), a leading provider of digital solutions for applications in the growing digital entertainment and digital imaging markets, today reported selected financial results for its fourth quarter and year ended December 31, 2006.

Revenues for the fourth quarter of 2006 were $96.3 million, compared with $129.4 million for the third quarter and $109.3 million for the same period last year. For the full year 2006, total revenues grew 25 percent to $495.8 million, up from $395.8 million for 2005. 2006 revenues include $35.8 million pursuant to the settlement of litigation reached during the first quarter. Excluding these settlement amounts, revenues for 2006 were $460.0 million, an increase of 16 percent from 2005.

The Company released the following additional financial information regarding the fourth quarter:

•                  Cash generated from operations was $18.9 million, increasing cash and short term investments to approximately $296.4 million at the end of the quarter.

•                  Day’s sales outstanding (DSO) improved to 40 days from 44 days in the previous quarter.

•                  Inventory turns declined to approximately 3.8 compared with 5.7 in the previous quarter.

•                  The Company incurred $2.5 million of legal and accounting expenses in connection with its ongoing options review.

“During the fourth quarter our COACH digital camera processors again achieved record revenues and unit shipments and continued to gain market share with new models released by manufacturers such as Kodak, Nikon, Olympus, Pentax, Pure Digital, Samsung and Sony among others,” said Dr. Levy Gerzberg, Zoran’s president and chief executive officer. “Zoran also powers new high definition digital television models from manufacturers such as Daewoo, Dell, Hitachi, Best Buy’s Insignia, Orion, RCA, Sanyo, Sharp, Toshiba and more. We continued to solidify our position in all of our core markets and secured many design wins across product lines from major manufacturers. In addition, at the recent Consumer Electronics Show, Zoran’s technology was lauded as the ‘backbone to much of the Consumer Digital Ecosystem’ and was able to demonstrate the delivery of content directly to the living room and mobile devices, wirelessly without the use of a PC.”

“In 2006 we achieved record annual revenues while continuing to execute on our key strategy to diversify our business, completing the year with revenues by market as follows: 33 percent Digital Cameras; 31 percent DVD; 17 percent DTV; 16 percent Imaging; and, 3 percent for all other,” Dr. Gerzberg continued.

For the first quarter 2007, Zoran currently anticipates revenues to range between $95 and $100 million. Zoran will provide more thorough commentary and analysis of its fourth quarter financial results, including the outlook for the first quarter at the earliest possible date.

Zoran expects to release its complete second quarter, third quarter and fourth quarter and full year results following the conclusion of a previously announced review of its historical stock option practices being conducted by a special committee of its Board of Directors. The Company also expects to file its Form 10-Q reports for the second and third quarters and its Form 10-K report for the full year of 2006 following the conclusion of the review.

Recent Highlights

•                  Zoran’s Zplayer™ listed in “10 Hot New Products at CES 2007”

•                  Zoran Delivers World’s First Technology to Create, Capture, Publish and Distribute Live Content Directly to the Living Room and Mobile Devices at CES 2007

•                  Zoran Demonstrates New HDTV, DVD, Digital Camera, Multimedia Mobile Phone, Printer and Connected Technologies for Digital Home and Portable Consumer Products at CES 2007

•                  SanDisk unveils USBTV – First Digital “Flash DVD Player” for Porting Personal Video and Movies from Home PC to TV – co-developed with Zoran

•                  Zoran SupraHD® 760 Processors with Integrated Demodulator Demonstrated at CES 2007

•                  Zoran Demonstrates Second Generation HDXtreme® 2 DVD Upconverter with Integrated 1080p HDMI at CES 2007

•                  Skypine Introduces New Line of Automobile Multimedia Systems Powered by Zoran’s Vaddis® 8 DVD Multimedia Processors

•                  COACH 9 digital camera processor DivX certified

•                  Zoran Launches Windows-Vista-compatible IPS 8.0 For Digital Printing Devices

•                  Zoran’s CEO Dr. Levy Gerzberg Serving on Consumer Electronics Association’s Board of Industry Leaders

Company Profile

Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions for applications in the growing digital entertainment and digital imaging markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio and video, imaging applications, and Connect Share Entertain technologies for the digital home. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD, digital camera, DTV, multimedia mobile phone, and multifunction printer products have received recognition for excellence and are now in hundreds of millions of homes and offices worldwide. With headquarters in the U.S. and operations in Canada, China, England, Germany, India, Israel, Japan, Korea, and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-523-6500.

Forward-Looking Statements

This press release includes forward-looking statements that reflect the Company’s current view with respect to future events and financial performance. Examples of such forward-looking statements include statements regarding financial outlook, expectations for future regulatory filings and material in management quotations. These forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements, including risks associated with: the outcome of our review of historical stock option practices and related accounting for option grants, and the potential impact of any related litigation; the rapidly evolving markets for the Company’s products and uncertainty regarding the development of these markets; new product development, introductions of new and enhanced products by the Company and its competitors and transitions away from older products; intense competition in multiple markets; the Company’s reliance on third parties for wafer supplies and product assembly and testing and for manufacturing capacity scalable to meet changing customer requirements; the effects of changes in revenue and product mix on the Company’s gross margins; the Company’s historic dependence on sales to a limited number of large customers and fluctuations in customer and product mix among those customers; the dependence on key Company personnel; and the reliance on international sales and operations, particularly the Company’s operations in Israel. Further information regarding these and other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.

Zoran, the Zoran logo, SupraHD, SupraTV, Vaddis, and Quatro are trademarks of Zoran Corporation in the United States and/or other countries. All other brands or names may be claimed as property of others.

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